Exhibit 24

POWER OF ATTORNEY

The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Avner M. Applbaum as their attorney-in-fact to execute, in their name and on their behalf, Valmont’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, along with any and all subsequent amendments thereto, in their capacities as Directors. The undersigned further ratify and confirm all actions that said attorney-in-fact may lawfully take pursuant to this authorization.

Dated this 23rd day of February, 2026.

/s/ MOGENS C. BAY	/s/ JAMES B. MILLIKEN
Mogens C. Bay, Director	James B. Milliken, Director

/s/ DEBORAH CAPLAN	/s/ DANIEL P. NEARY
Deborah Caplan, Director	Daniel P. Neary, Director

/s/ RITU C. FAVRE	/s/ CATHERINE J. PAGLIA
Ritu C. Favre, Director	Catherine J. Paglia, Director

/s/ DR. THEO W. FREYE	/s/ JOAN ROBINSON-BERRY
Dr. Theo W. Freye, Director	Joan Robinson-Berry, Director

/s/ RICHARD A. LANOHA
Richard A. Lanoha, Director